UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RUSH ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1

The following letter will be sent to certain shareholders of Rush Enterprises, Inc. commencing on or about April 24, 2015.

555 IH 35 South, Suite 500 – New Braunfels, Texas 78130 – (830) 626-5200

Dear Fellow Shareholder:

We are writing in response to Merlin Partners LP’s (“Merlin”) letter dated April 16, 2015 and to reiterate our request that you vote AGAINST the shareholder proposal to adopt a recapitalization plan to eliminate the Company’s dual-class capital structure at the Annual Meeting of Shareholders on May 19, 2015, as recommended by the Board of Directors.

While we welcome input from all of our shareholders, the current shareholder proposal and subsequent communications from Merlin show no appreciation for our commitment to, and dependence upon, Peterbilt Motors Company, a division of PACCAR Inc. (“PACCAR”). We believe that shareholders should seriously evaluate the following factors in determining how to vote on the proposal:

●

The current dual-class structure was adopted in 2002 – with shareholder approval – to enable the Company to issue equity yet remain in compliance with the Voting Interest Provision (as defined below) of its Dealer Sales and Service Agreements with Peterbilt (the “Dealer Agreements”).

●	The Dealer Agreements require that certain specified persons own collectively no less than twenty-two percent (22%) of the voting power of the Company (the “Voting Interest Provision”).

●

Our relationship with PACCAR has been critical to the Company’s success over the years and it is expected to continue to be critical going forward. Specifically, 38.5% of the Company’s total revenues in 2014 were attributable to the sales of new Peterbilt commercial vehicles, which were made possible by the Dealer Agreements. These amounts do not include significant revenues attributable to the sales of Peterbilt parts and the provision of warranty service on Peterbilt commercial vehicles, which were also made possible by the Dealer Agreements.

●

We are unaware of any actions that we can unilaterally take to accomplish Merlin’s stated objective to eliminate the Company’s dual-class capital structure without violating the Voting Interest Provision of the Dealer Agreements, which would allow PACCAR to immediately terminate the Dealer Agreements.

●

We believe that approval of the shareholder proposal would not be in the best interests of the Company, given the nature of our relationship with PACCAR and the fact that the Dealer Agreements have relatively short terms and require PACCAR’s agreement for renewal.

●

Both the Board and management team believe that the Company must retain the flexibility to conduct its business in the long-term best interests of its shareholders without the overhang of measuring all actions by whether they will advance the elimination of our dual-class structure. The Company believes that the existence of such obligation would, among other things, weaken its negotiating position with PACCAR.

Accordingly, we believe that Merlin’s proposal creates a real risk for all shareholders and we ask that our shareholders not express support for a proposal that PACCAR may interpret as adversarial. Our Board and management team are fully committed to pursuing a course of action that enhances long-term shareholder value, and we want to accomplish it in a manner that will benefit all of our shareholders.

If you would like to discuss the shareholder proposal or other corporate governance issues, please contact me at (830) 626-5226, or Jason Vinick at our proxy advisory firm, Alliance Advisors, LLC, at (973) 873-7756. Additionally, you may email questions to RUSH@allianceadvisorsllc.com. Thank you for your cooperation and continued support.

Sincerely,

Steven L. Keller

Senior Vice President, Chief Financial Officer and Treasurer

3